UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2013

AFFYMAX, INC.

(Exact name of registrant as specified in charter)

Delaware	001-33213	77-0579396
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation)

4001 Miranda Avenue
Palo Alto, California 94304
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 812 -8700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 30, 2013, based on the recommendation of the Compensation Committee, the Board of Directors (the “Board”) of Affymax, Inc. (the “Company”) approved certain annual compensation decisions and amendments to certain employment agreements to, among other things, remove change-in-control gross-up payments.  In addition, on February 1, 2013, the Company announced the retirement of Robert Venteicher, Ph.D.

With respect to compensation decisions, the Board approved increases in annual base salaries for 2013, stock option grants, restricted stock unit (“RSU”) grants and cash bonuses related to 2012 performance for officers, including the named executive officers, as described in the table below.  The equity grants are designed to represent a mix of time-based and performance-based awards.

Name and Position	2013 Salary Increase	New 2013 Base Salary	Options Granted	Time-Based RSUs Granted	Performance-Based RSUs Granted	Bonus
John A. Orwin Chief Executive Officer	$22,400	$582,400	96,000	16,000	32,000	$378,000
Herb Cross Chief Financial Officer	$13,200	$343,200	30,000	5,000	10,000	$126,489
Anne-Marie Duliege, M.D., M.S. Chief Medical Officer	$15,725	$408,858	30,000	5,000	10,000	$154,796
Robert Venteicher, Ph.D., Senior Vice President, Technical Operations	$—	$331,570	—	—	—	$126,925
Jeffrey Knapp Chief Commercial Officer	$20,100	$355,100	30,000	5,000	10,000	$127,300

Stock options granted to each officer are subject to “time-based” vesting over four years.  The Compensation Committee and the Board believe options that vest over time are inherently “performance-based” as they only have realizable value if there is an increase in the Company’s stock price over time.  The Compensation Committee and the Board reduced the portion of total equity compensation to an officer represented by stock options in an effort to add more performance-based RSUs to the total equity compensation.

One-third of the RSUs granted to each officer are subject to time-based vesting over three years.  Two-thirds of the performance-based RSUs vest, if at all, based upon the achievement of aggregate OMONTYS net product sales targets or in the event of achievement of 110% of Board-approved annual OMONTYS net product sales targets in each of the next three years.  Net sales of OMONTYS are a critical driver of stockholder value and the Compensation Committee and the Board will set net sales targets reinforcing the alignment of the interests of management and stockholders in both the short- and long-term success of the Company.

The bonus payment for the Chief Executive Officer is based solely on the Company’s achievement of the corporate objectives.  The bonus payments for the other officers, including the named executive officers, are based on individual performance as well as the Company’s achievement of the corporate objectives.  Corporate objectives are established at the beginning of each year and are intended to result in increased stockholder value.   The Board determined that the Company exceeded the corporate objectives established for 2012.

We will provide a more detailed discussion of equity compensation, including RSU grants, and the corporate objectives and their achievement, for both the Company and the named executive officers, including our compensation philosophy, in our Proxy Statement.

In addition, the Board approved modifications to the employment agreements of Dr. Duliege, Dr. Venteicher and Mr. Knapp to remove the gross-up payments from the Company to which such executives would have been entitled if they were subject to certain taxes in the event of a change in control of the Company.  These modifications were approved in response to feedback received from the Company’s stockholders and, as a result of these modifications, no employment agreement of any employee of the Company provides for gross-up payments from the Company.

In order to conform Mr. Knapp’s employment agreement to the agreements of the other named executive officers, the Board amended his employment agreement to provide that in the event of his involuntary termination within 12 months following a change in control of the Company, he will have the right to exercise any vested stock options until 36-months (extended from one year) following the date of the involuntary termination or the expiration of the term of any such option, whichever occurs earlier.

Finally, on February 1, 2013, the Company announced the retirement of Dr. Venteicher, to be effective March 31, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AFFYMAX, INC .

Dated: February 1, 2013	By:	/s/ Herb Cross
Herb Cross Chief Financial Officer